EXHIBIT 10.12
                                     LEASE


    THIS LEASE made this 24th day of March, 1995 by and between CMD SOUTHWEST INC., an Arizona corporation ("Landlord"), and NELCO TECHNOLOGY, INC., an Arizona corporation ("Tenant").

                                  WITNESSETH:

                                   ARTICLE I

LEASED PREMISES,
FIXTURES AND EQUIPMENT:

    SEC. 101 LEASED PREMISES. That Landlord, for and in consideration of TEN DOLLARS ($10.00), to it in hand paid by Tenant, the receipt whereof is hereby acknowledged; and in consideration of the agreements, conditions, covenants and obligations to be kept, fulfilled, observed or performed by Tenant, does hereby demise and lease, and Tenant does hereby take and rent from Landlord, upon the terms herein set forth, approximately 58,247 square feet of land, more specifically described on Exhibit "A" attached hereto, which Exhibit is by this reference expressly made a part hereof, together with a building to be constructed thereon containing approximately 18,601 square feet ("Building") and including all easements, improvements, tenements, appurtenances, hereditaments, fixtures, rights and privileges thereto belonging, or in any way appertaining and subject to any restrictions, easements and encroachments and to any zoning ordinances, laws, rules or regulations of any Public Authority, now or hereafter in effect, relating to or affecting the Demised Premises.

    The Demised Premises are commonly known as 1131 West Fairmont, Tempe, Arizona 85282.

    SEC. 102:1. BUILDING FIXTURES AND EQUIPMENT. All fixtures, machinery and equipment which are necessary to the general operation and maintenance of the Demised Premises, shall be the property of Landlord, whether owned by Landlord at the commencement of the term, subsequently purchased by Landlord, or purchased by Tenant in accordance with the provisions of this Lease. Without in any way limiting the generality of the foregoing, all electric power panels, lighting fixtures, plumbing, heating and air-conditioning equipment shall be considered necessary to the general operation and maintenance of the Demised Premises.

    SEC. 102:2. TRADE FIXTURES. Only those trade fixtures, machinery, non-structural partitions and other equipment which are supplied, installed and used by Tenant in the conduct of its business, including process machinery and equipment, process piping and process electric switch gear (other than building equipment), which may hereafter be installed therein, shall be the property of Tenant and may be removed by Tenant at any time prior to or upon termination of the Lease, whether by lapse of time or otherwise; provided Tenant is not, at any such time, in default of any of the terms or conditions of this Lease. Tenant shall remove, on demand by Landlord and at Tenant's expense, any and all such items at the termination of the Lease term, whether by lapse of time or otherwise, and repair any damage caused by such removal, restoring the Demised Premises to their condition prior to the installation of all such items or any of them.

    SEC. 103. "DEMISED PREMISES" and "IMPROVEMENTS" DEFINED. "Demised Premises" shall mean the real estate described in Exhibit "A" and shall include any and all Improvements, now or hereafter, located or constructed thereon. "Improvements" shall mean all buildings and all other improvements, (except for Tenant's trade fixtures) now or hereafter located or constructed on the Demised Premises, including, without limitation, the Building, fixtures, other structures and equipment on such premises which are the property of Landlord as above described in Sec. 102: 1.

                                   ARTICLE 2

TERM, POSSESSION:

    SEC. 201. TERM. Promptly after execution and delivery of counterparts of this Lease by both parties and payment of the first month's rent and Security Deposit to Landlord, Landlord will promptly commence and diligently prosecute to Substantial Completion (as hereinafter defined) the work ("Landlord's Work"), at Landlord!s sole cost and expense, in a good and workmanlike manner, as described in those certain plans and specifications prepared by Fulton Architects, 7633 E. Acoma Suite 206B, Scottsdale, AZ. 85260 and attached hereto as Exhibit B.

    "Substantial Completion" shall mean the date certified in writing by Fulton Architects that Landlord's Work is substantially complete, in accordance with Exhibit B.

    The term of this Lease ("Term") shall be for a period of Ten (10) years commencing upon the date of Substantial Completion ("Commencement Date") and ending at 11:59 P.M. (local time at the Demised Premises) on the day immediately preceding the tenth anniversary date of the Commencement Date ("Termination Date"), subject to the further provisions of this Lease.

    SEC. 202. HOLD-OVER TENANCY. In the event Tenant remains in possession of the Demised Premises after the expiration of the term of this Lease, or any extension hereof, without written consent of Landlord, Tenant shall then be obligated to pay double the rate of the then current annual rent as set forth herein, in equal installments on the first day of each calendar month, for so long as Landlord is willfully kept out of possession of the Demised Premises. No such payment, nor the acceptance thereof, shall in any way constitute a waiver of the rights of Landlord to dispossess Tenant and recover possession of the Demised Premises and the just and former estate of Landlord and to bring any action for damages suffered by Landlord on account of Tenant's failure to vacate the Premises.


                                   ARTICLE 3

RENTAL:

    SEC. 301. RENTAL. Tenant hereby covenants and agrees with Landlord to take and accept said demise and lease of the Demised Premises on the terms as herein set forth and to pay throughout the Term to Landlord or such other person as Landlord may direct in writing the annual sums (" Annual Net Basic Rent") in equal monthly installments ("Monthly Net Basic Rent") as follows:

                       Monthly Net        Annual Net
    Lease Year          Basic Rent        Basic Rent

    Years 1-3          $9,200.00          $110,400.00
    Years 4-6          $10,275.00         $123,300.00
    Years 7-9          $11,600.00         $139,200.00
    Year 10            $13,000.00         $156,000.00


The term "Lease Year" shall mean each twelve (12) month period throughout the Term of this Lease beginning with the Commencement Date. The Annual Net Basic Rent during each Lease Year shall be paid by Tenant to Landlord in monthly installments in advance on the first day of each calendar month of the Term, except that Tenant shall pay the first such monthly installment upon the execution hereof subject to adjustment as hereinafter set forth. All such rent shall be paid in lawful money of the United States of America (either in cash, wire transfer or corporate check of Tenant, which rent shall be deemed paid upon receipt of such check unless such check is subsequently dishonored), without any set-off or deduction whatsoever. Time is of the essence of this Lease. In the event the Term commences on a day other than the first day of a calendar month, then upon the Commencement Date, Tenant shall pay to Landlord as rental for the period from the Commencement Date to the first day of the next succeeding calendar month that proportion of said monthly rental which the number of days between the Commencement Date and the first day of said next succeeding calendar month bears to 30. In the event the Term ends on a day other than the last day of a calendar month, then upon the first day of the last calendar month of the Term, Tenant shall pay to Landlord as rental for the period from said first day of the last calendar month to and including the last day of the Term that proportion of the monthly rental which the number of days between said first day of said last calendar month and the last day of the Term bears to 30.

    It is intended that the rent provided for in this Lease shall be an absolutely net return to Landlord for the term of this Lease, and any renewals or extensions thereof, free of any and all expenses or charges with respect to the Demised Premises including, without limitation, any Taxes and assessments, now or hereafter imposed upon or related to the Demised Premises, commonly known as real estate taxes, general or special or improvement assessments, and any taxes and assessments, whether by way of an income tax or otherwise which may be levied, assessed or imposed by the State in which the Demised Premises are located, or by any political or taxing subdivision thereof, upon the income arising from the rents provided herein in lieu of or as a substitute for taxes or assessments imposed upon or related to the Demised Premises and commonly known as real estate taxes; and that Tenant, and not Landlord, shall be required to, and shall pay, such taxes and assessments, but not to pay any other income tax which may be levied against Landlord.

    Tenant hereby acknowledges that late payment by Tenant to Landlord of rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed covering the Demised Premises. Accordingly, if any installment of rent or any other payment due from Tenant shall not be received by Landlord within Ten (10) days after such amount shall be due, Tenant shall pay to Landlord in addition to the amount due, a late charge equal to Eight Percent (8%) of such overdue amount. The parties hereto hereby agree that such late charge by Landlord is a fair and reasonable estimate of the costs Landlord will incur by reason of any such late payment. Such late charge is deemed to be only one of several cumulative remedies available to Landlord hereunder and acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.


                                   ARTICLE 4

TAXES, ASSESSMENTS, UTILITY CHARGES,
INSPECTION FEES AND LIENS:

    SEC. 40 1. TAXES, ASSESSMENTS. Tenant shall pay as additional rent, during the full term hereof, all taxes; including, without limitation, ad valorem general real estate taxes, installments of assessments, general and special, and all other public charges levied upon or assessed against the Demised Premises, or any part thereof, or arising by reason of the existence, occupancy, use or possession of the Demised Premises, or the business carried on therein, including, without limitation, the Arizona Rental Income Tax, all of which are hereinafter, collectively referred to as ("Taxes").

    Tenant shall pay to Landlord, contemporaneously with the monthly rent payments One Twelfth (1/12th) of the estimated annual Taxes, such estimate to be made by Landlord. Upon receipt of the real estate tax bills each year Landlord will make payment thereof prior to delinquency and promptly provide Tenant with a copy of the tax bill.

    Adjustments of amounts (credit or debit) shall be made between the parties within thirty (30) days of the receipt by Landlord, of any such bill. All Taxes shall be prorated for the first and last years of the term hereof and any extension or renewal thereof. Proration with respect to the Taxes for the last year of the term shall be made on the basis of the last available tax bill, provided, however, that upon receipt of the tax bill an appropriate adjustment shall be made.

    SEC. 402. UTILITY CHARGES. Tenant shall secure service and pay all charges for water, electricity, gas, telephone and any and all other utility services furnished to the Demised Premises.

    Landlord, the Public Authorities and the Utilities servicing or located on the Demised Premises shall, at all reasonable hours, by its or their agents or employees, have the right to install, repair and replace the utility conduits, meters and other facilities located on the Demised Premises; it being understood and agreed, however, that Landlord shall not be liable for the care, upkeep or maintenance of such facilities.

    SEC. 403. LICENSES, PERMITS AND FEES. All licenses, permits and fees of any kind or character whatsoever, imposed on the Demised Premises or the use and operation thereof by the City, County, State or Federal Government, or any other governmental unit or Public Authority or for inspection of the Demised Premises, or any part thereof during the term hereof, shall be paid promptly by Tenant prior to delinquency.

    SEC. 404. MECHANIC'S LIENS. Tenant agrees to keep the Demised Premises and the Building free from any liens arising out of any work performed on the Demised Premises or materials furnished to the Demised Premises (except work performed or materials furnished by or at the request of Landlord). Landlord may, at any time and in accordance with applicable law, post notices of non-responsibility on the Demised Premises and record verified copies of those notices in connection with all work of any kind upon the Demised Premises.

    The parties hereto agree, and notice is hereby given, that Tenant is not the agent of Landlord for the construction, alteration or repair of any improvements on the Demised Premises, the same being at the sole direction and expense of Tenant, except for the construction of the Building pursuant to Section 201 hereof. All contractors, materialmen, mechanics, and laborers are hereby charged with notice that they must look only to Tenant for the payment of any charge for work done or material furnished on the Demised Premises during the term of this Lease (except work performed or materials furnished by or at the request of Landlord). Tenant shall have no right, authority or power to bind Landlord or any interest of Landlord for the payment of any claim for labor or material, or for any charge or expense, incurred by Tenant as to improvements, alterations or repairs on or to the Demised Premises, and Tenant shall post notices on the Demised Premises during all construction work of any nature whatsoever that Landlord is not responsible for any material and labor used on the Demised Premises, except for the construction of the Building pursuant to Section 201 hereof. Tenant shall hold harmless and indemnify Landlord from and against all costs, expenses and liabilities from any mechanics', laborers' or materialmen's liens which may be filed against the Demised Premises arising out of Tenant's use or occupancy of the Demised Premises.

    In the event of any such lien attaching to the Demised Premises, Tenant will promptly notify Landlord of such event and Tenant will pay off the same and have such lien released of record within forty-five (45) days of the filing of such lien of record.

    SEC. 405. PAYMENT BY LANDLORD. If at any time, any tax, assessment, charge, rate, fee or inspection fee, generally or specifically charged or assessed against said Demised Premises shall become due or payable and Tenant shall not pay the same, or, in the event any lien for labor or material shall not be released of record by Tenant within forty-five (45) days of the filing of such lien of record (other than a lien for labor performed or materials furnished by or at the request of Landlord), Landlord may, at its option, pay the same at any time thereafter without inquiring into the validity thereof, and the amount of any and all such payments so made by Landlord (with interest thereon at Fifteen Percent (15 %) per annum from and after the date any such payment was due and payable by Tenant) shall be and hereby is declared to be so much additional and further rent for the Demised Premises, due from and payable by Tenant with the next installment of rent and may be collected in the same manner as other rents due hereunder; provided, however, that subject to the further provisions hereinafter set forth, Tenant shall have the right, at Tenant's expense, to contest in good faith the validity of any Taxes, assessments, charges, liens, rates or fees so specifically charged or assessed against the Demised Premises; provided, however, that Tenant notifies Landlord in writing of Tenant's intention to so contest within Thirty (30) days in advance of the date such Taxes, assessments, charges, liens, rates or fees charged or assessed against the Demised Premises were due and payable; and further provided that such contest is commenced within Thirty (30) days of the date of such notice.

    SEC. 406. CONTEST. In the event Tenant desires to contest any Taxes, assessments, charges, liens, rates or fees herein provided, it shall do so by paying the amounts under protest, or shall provide for the payment thereof, together with all penalties, interest, costs and expenses, by the deposit of a sufficient sum of money to be held in escrow by Landlord or, at the option of Landlord, by a good and sufficient undertaking as may be required or permitted by law, all to the end that no delinquency or proceedings based upon delinquency shall in anyway affect the title or interest of Landlord in the Demised Premises.

    Tenant agrees that it will prosecute any such contest with due diligence and in the event any such contest be adjudicated adversely to Tenant, that Tenant will, within Thirty (30) days after final determination, or within the time provided for in such adjudication, whichever is sooner thereof, pay the full amount of any such Taxes, assessments, charges, liens, rates or fees, or other obligations which may have been the subject of such contest as so therewith and satisfy and cause the release of the same of record.

    Tenant shall keep Landlord notified, from time to time throughout the period of its pendency, as to the progress and status of any such contest. If a final determination is not had within Three (3) years from the date of instituting any such contest, or in the event of any default of Tenant, pursuant to the terms of this Lease, Landlord at its option, may pay out of any funds held in escrow any such Taxes, assessments, charges, liens, rates or fees which may be under contest, together with all penalties, interest charges and other expenses whatever in connection with such contest and Tenant shall immediately upon written demand from Landlord. terminate any such contest.

    In the event the funds so held are insufficient to pay and satisfy the same, Landlord, at its option, may pay any deficiency and any amount so paid will be reimbursed by Tenant as additional rent due hereunder, promptly upon demand, notwithstanding any previous termination of the term of this Lease by lapse of time or otherwise, with interest at Fifteen Percent (15%) per annum from the date of expenditure by Landlord.

    Nothing contained in this agreement shall be construed to authorize Tenant to create or incur on behalf of Landlord any liability, indebtedness or obligation whatsoever. Anything herein to the contrary, notwithstanding, Tenant shall defend, completely indemnify and hold Landlord forever harmless from any and all consequences of any such Taxes, assessments, charges, liens, rates or fees, or any contest thereof which were the obligations of Tenant to pay hereunder.

                                   ARTICLE 5

INSURANCE:

    SEC. 501. PROPERTY INSURANCE. Tenant covenants and agrees that immediately upon the commencement of the term hereof, Tenant will cause, at Tenant's expense, the Building and Improvements placed on the Demised Premises by Landlord, including any and all additions thereto, to be insured for full replacement cost against loss or damage by fire, lightning and other casualty covered by the provisions of endorsements for Extended Coverage and Special Extended Coverage or All Risk Coverage, to include the peril of collapse, vandalism and malicious mischief, replacement cost, and will keep insurance to the full replacement value, from time to time, of the Building and Improvements placed on said Demised Premises by Landlord, including any and all additions thereto, in full force and effect during the term hereof so long as this Lease is in effect, including all extensions hereof, and naming Landlord as a loss payee and Landlord!s mortgage as mortgagee and a loss payee.

    No such policy of insurance shall include either the contents of the Building located on the Demised Premises or any other property of Tenant or any third party except as a separate stated item of insurance, separate and in addition to the coverage which shall apply exclusively to Landlord!s Building and other Improvements owned by Landlord. All such policies shall provide that Landlord and any mortgagee(s) shall be the insureds as their interests appear, and shall further provide that any loss shall be payable to Landlord and any mortgagee(s) notwithstanding any act or omission of Tenant which might otherwise result in a forfeiture or reduction of said insurance.

    In addition, Tenant shall maintain steam boiler insurance in such amounts as Landlord may from time to time reasonably require on all steam boilers, pressure boilers or such apparatus as Landlord may reasonably deem necessary to be covered by such insurance, if any.

    Tenant will not place, nor permit to be placed, any other policies of insurance upon the Building or other Improvements placed upon Demised Premises by Landlord without advance written permission of Landlord and without Landlord and Landlord!s Mortgagee(s) as a named insured.

    SEC. 502. GENERAL LIABILITY INSURANCE. Tenant, at Tenant's expense, and for mutual benefit of Landlord any Mortgagee(s) and Tenant, shall maintain Commercial General Liability Insurance, covering the Demised Premises in an amount not less than One Million Dollars ($1,000,000), combined single limit. Such insurance shall include, but not be limited to, the following coverages: premises/operations, independent contractors, personal injury, broad form property damage and contractual liability and shall name Landlord and Landlord's mortgagee as additional insureds.

    SEC. 503. INSURANCE GENERALLY. All insurance policies shall be with companies mutually satisfactory to Landlord and Tenant and shall provide for at least Thirty (30) days mandatory advance written notice to Landlord before cancellation, reduction or other amendment and the property policies shall contain a standard mortgage clause. Certificates evidencing such insurance shall be delivered by Tenant to Landlord at the commencement of the term of this Lease and all subsequent amendments and endorsements shall be promptly delivered to Landlord. Statements for premiums on such policies shall be sent to and paid by Tenant.

    In the event Tenant shall refuse or fail to provide the insurance coverage herein required or to provide evidence of such coverage as herein described, Landlord may, at its election, but with no obligation so to do, procure and, from time to time, renew such insurance and all amounts expended therefor with interest thereon at Fifteen Percent (15%) per annum from the respective dates of such expenditures shall be so much additional rent hereunder due from Tenant on demand.

    Tenant agrees to indemnify Landlord for any loss suffered as the result of the exercise of any deductible feature that may be incorporated in the insurance contract and Landlord hereby reserves the right to disapprove the amount and provisions of any such deductible feature. Tenant agrees to be a self insurer as to such deductible amounts and further agrees to pay such amounts to Landlord in the same manner as though such insurance policies did not contain deductible provisions.


                                   ARTICLE 6

USE MAINTENANCE AND CONDITION OF
THE DEMISED PREMISES:

    SEC. 601. DEMISED PREMISES. Tenant shall not breach or suffer the breach of any of the conditions, agreements and restrictions of record affecting the Demised Premises and shall defend, completely indemnify and hold Landlord forever harmless from all consequences of any such breach.

    Tenant may use and occupy the Demised Premises for electronics substrate materials manufacturing, related test/support activities, and for offices in connection therewith; provided, however, that Tenant shall strictly comply with all present and future laws, ordinances and regulations of public authorities, as well as all insurance underwriting and inspection and rating requirements, now or hereafter in any manner affecting the use of the Demised Premises, the sidewalks, alleys, driveways and parkways adjacent thereto, if any, or any building thereon, or the use thereof, provided, however, that Tenant shall have no liability for any such compliance if such compliance is in no way related to Tenant's use or occupancy of the Demised Premises. Tenant shall not permit any unlawful occupation, business, trade or nuisance to be conducted on the Demised Premises, or any use to be made thereof contrary to any law, ordinance or regulation. The storage of any material or equipment of any kind or character outside the Building(s) located on the Demised Premises shall comply with applicable codes and regulations.

    Tenant will not use or permit to be used upon or in said Demised Premises or any Building thereon anything that will invalidate any policy of insurance at any time insuring the Demised Premises, or any Building(s) or Improvements thereon, nor shall Tenant permit any dangerous condition to exist on the Demised Premises.

    Tenant shall not cause or suffer any signs to be erected upon the Demised Premises, nor upon any Building(s) or Improvements located thereon without the prior written approval of Landlord, which shall not be unreasonably withheld.

    Anything herein to the contrary, notwithstanding, Tenant shall not at any time overload any structural member (including, by way of illustration and not limitation, all roofs, columns, walls, beams, trusses and floors) of the Building located on the Demised Premises; nor shall Tenant cause or suffer the demolition of the Building(s) or Improvements, or any part(s) thereof without the prior written approval of Landlord.

    Tenant further covenants and agrees that the entry into occupancy of the Demised Premises by Tenant shall constitute an acknowledgment that the same and the Building(s) and Improvements thereon have been received by Tenant in first-class condition and repair. Landlord warrants the following against defects in material and workmanship for the periods set forth: roof, two years; paving, structural components, mechanical systems, air conditioning and electrical systems, one year; landscaping, ninety days; and plumbing, one year (provided however, that drains on the Demised Premises are warranted to be free flowing only on the Commencement Date). Tenant shall not be deemed to have accepted those latent defects in the structure of the Building, or in the electrical, plumbing, heating or air conditioning systems of the Building, which would not be discoverable upon a reasonable "walk-through" inspection of the Demised Premises, except that it shall be conclusively presumed as against Tenant that the Demised Premises is in first-class order and satisfactory condition with regard to such latent defects unless such latent defects are described on a "punch list" prepared, and agreed upon, by Tenant and Landlord within 60 days after the commencement of the term of this Lease. Landlord agrees to promptly commence and diligently prosecute to completion all such "punch list" items in a good and workmanlike manner. Except as provided in this paragraph, Tenant agrees that upon Tenant's occupancy of the Demised Premises, Tenant is taking the Demised Premises in "AS IS" condition.

    SEC. 602. MAINTENANCE. During the term of this Lease and any extensions thereof, Tenant shall maintain and preserve the Demised Premises, including, without limitation, the interior and exterior of the Building thereon in first-class and clean condition making all repairs, replacements and restorations necessary for such maintenance and preservation: including, without limitation, tuckpointing, painting, glass replacement, glazing, caulking and the repair, replacement and restoration of docks, landscaping and, parking areas. All repairs, replacements and restorations shall be in quality at least equal to the original construction.

    At the termination of this Lease, by lapse of time or otherwise, Tenant shall deliver the Demised Premises to Landlord in first-class condition and repair as obtained therein at the commencement of the term of this Lease subject, however, to ordinary wear and tear and to the loss or damage due to any casualty to the extent actually recovered by Landlord under insurance policies to be obtained and maintained by Tenant as herein set forth. Anything herein to the contrary, notwithstanding, Tenant will not suffer any waste to occur on the Demised Premises and will make every reasonable effort to prevent the Demised Premises from falling into disrepair; including, without limitation, the prompt performance of all repair, replacement and restoration obligations of Tenant as herein set forth.

    SEC. 603. ALTERATIONS. Tenant shall make no alterations to the Demised Premises without prior written approval of Landlord which shall not be unreasonably withheld. Tenant shall remove, on demand by Landlord and at Tenant's expense, any and all alterations made by Tenant at the termination of this Lease, whether by lapse of time or otherwise, and shall repair any damage caused by such removal, restoring the Demised Premises to their condition prior to the making of any such alteration(s), or any of them.

    Any and all alterations, additions and improvements made to or placed upon the Demised Premises by Tenant, or suffered by Tenant to be made to or placed upon the Demised Premises, as well as all fixtures and articles of personal property attached to or made a part of the Demised Premises, which Tenant has not been required to remove by Landlord, shall immediately become the property of Landlord at the termination of this Lease and shall be surrendered to Landlord.

    Subject to the provisions hereinabove set forth, Tenant may expend such additional sums of money upon the Demised Premises, the Building and Improvements on said Demised Premises as Tenant may desire, with the full understanding that such additional sums so paid shall not be deducted from or set off against any rents or other payments due hereunder.

    SEC. 604. LANDLORD'S RIGHT TO INSPECT AND REPAIR. Landlord, its agents and employees shall have the right, at any reasonable time, to enter upon the Demised Premises to inspect the same. In the event Tenant fails to commence such repairs, replacements or restorations as are necessary to maintain the Demised Premises in first-class condition, within Thirty (30) days after notice from Landlord or fails to diligently prosecute the same to completion, Landlord, at its option, but without any obligation so to do, may make such repairs, replacements, or restorations, and amounts expended for such work by Landlord shall be reimbursed by Tenant as additional rent due hereunder, promptly on demand, together with interest at Fifteen Percent (15%) per annum from date of expenditure.

    Anything herein to the contrary, notwithstanding, Landlord shall have the right, at any time, to enter upon the Demised Premises, but without any obligation so to do, in order to effect any repair, replacement or restoration of an emergency nature and Tenant shall reimburse Landlord as additional rent due hereunder, promptly upon demand, for reasonable expenditures incurred for such work and if Tenant denies Landlord such access, Tenant agrees to defend, indemnify and hold forever harmless Landlord from and against any and all liability, fines, suits, claims, demands, actions, causes of action, losses, costs, damages, judgments and expenses of any kind or character, name or nature due to or arising directly or indirectly out of such emergency.


                                   ARTICLE 7

INDEMNIFICATION AND HOLDING
HARMLESS OF LANDLORD:

    SEC. 701. INDEMNIFICATION. To the extent permitted by law, Tenant shall defend, completely indemnify and hold forever harmless Landlord from and against any and all liability, fines, suits, claims, demands, actions, causes of action, losses, costs, damages, judgments and expenses of any kind or character, name or nature, due to or arising out of:

           (a) Any breach, violation or non-performance of any covenant, obligation, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed or performed; and/or

           (b) any damage to, loss or destruction of any property arising directly or indirectly out of Tenant's use and occupancy of the Demised Premises; and/or

           (c) any injury to any person, including death resulting at any time therefrom, occurring in the Demised Premises, or any injury to any agent or business invitee of Tenant, including death resulting at any time therefrom occurring on or about the Demised Premises, or any injury to any person, including death resulting at any time therefrom wherever occurring when such injury or death was proximately caused by Tenant's negligence or intentional act or omission.

    In the event Landlord is made a party to any action or proceeding which Tenant is required to defend pursuant to the provisions of this Lease, Landlord shall have the right to appear and to take part in any such action or proceeding by legal counsel of Landlord's choice, at Tenant's sole cost and expense, but Tenant shall not be obligated to pay any such cost or expense for the legal counsel of Landlord's choice, unless such cost or expense is covered by Tenant's commercial general liability insurance.

    Tenant shall also completely indemnify Landlord as to all costs and expenses incurred to enforce any of the terms, provisions, conditions or covenants of this Lease; including, but not limited to, attorney's fees.

    SEC. 702. LOSS OF PROPERTY. Anything in this Lease to the contrary notwithstanding Tenant agrees that under no circumstances shall Landlord be liable to Tenant or to any third party for any loss of, destruction of, damage to or shortage of any property; including, by way of illustration and not limitation, equipment or inventory placed on the Demised Premises or suffered to be placed thereon by Tenant, it being the intention of the parties hereto that the risk of any and all such loss, destruction, damage or shortage shall be borne by Tenant and Tenant agrees to defend, completely indemnify and hold Landlord forever harmless from and against any and all liability, suits, claims, demands, actions causes of action, losses, costs, damages, judgments and expenses if any arising out of such loss, destruction, damage or shortage.


                                   ARTICLE 8

DAMAGE OR DESTRUCTION
OF BUILDINGS:

    SEC. 801. DAMAGE OR DESTRUCTION OF BUILDINGS. If any Building or Improvements placed by Landlord on the Demised Premises shall be injured or destroyed by fire or other casualty insured against by endorsement for extended coverage and special extended coverage, Landlord will, with due diligence and dispatch, proceed to collect the insurance thereon and if Landlord elects to repair or restore such Building, Landlord will apply the insurance monies derived from said policies to such repair and restoration and shall promptly commence and diligently prosecute to substantial completion such repair and restoration work.

    In the event that the monies realized from the insurance policies shall not be sufficient to restore such Building and/or Improvements to their condition immediately prior to such fire or other such casualty, Landlord may, at the option of Landlord, advance the additional funds necessary therefor, and to the extent that the insufficiency of the insurance proceeds was due to the failure of Tenant to comply with the provisions of this Lease and to the extent of any deductible feature in the insurance coverage to be provided by Tenant, Tenant covenants and agrees to repay any such advance to Landlord as additional rent due hereunder, promptly upon demand, with interest at the rate of Fifteen Percent (151/o) per annum from the date of such expenditure.

    In the event Landlord does not elect to repair or restore such Building and/or Improvements within Thirty (30) days after such a casualty, such election to be evidenced by written notice to Tenant within said time period, then in such event this Lease and the term hereof, may be terminated and canceled at the election of either party hereto, provided written notice is given to the other party within Ten (10) days after the expiration of the last aforementioned such Thirty (30) day period. Absent such timely notice this Lease shall remain in full force and effect.


                                   ARTICLE 9

RENT ABATEMENT
BECAUSE OF DAMAGE:

    SEC. 901. RENT ABATEMENT BECAUSE OF DAMAGE. In the event the Building and/or Improvements on the Demised Premises shall be damaged by fire or other casualty covered by the provisions of the insurance policies then in effect as provided for herein, Tenant shall not be required to pay rent on any portion of said Building not susceptible to occupancy for the uses set forth herein and the rental reserved hereunder shall be reduced to the proportion that the square foot area of the Building remaining susceptible to occupancy for the uses set forth herein tenantable bears to the total square foot area of the Building. Such rental shall be increased pro rata, from time to time, if and when additional areas of the Building are returned to tenantable condition.




                                  ARTICLE 10

CONDEMNATION:

    SEC. 1001. AWARD. In the event the Demised Premises, or any part thereof, shall be condemned or taken for a public or a quasi-public use, or is sold by Landlord under threat of condemnation, any award made or sales price paid to compensate for the value of the Demised Premises, Building(s) and Improvements thereon, or for damages to the remainder thereof shall be paid to Landlord and Tenant shall have no claim thereto and Tenant hereby irrevocably assigns and transfers to Landlord any right to any such compensation or damage awards, providing, however, that Tenant shall have the right to prove in the proceeding and to receive any award which may be made for damages for or condemnation of Tenant's movable trade fixtures and equipment and relocation costs.

    In the event any or all of the Demised Premises shall be so condemned or taken, Tenant shall execute and deliver to Landlord, promptly on demand, all documents necessary and proper to evidence the termination of the interest of Tenant in and to the Demised Premises and this Lease, including, without limitation, a recordable release and cancellation of this Lease and a quit claim deed. The failure of Tenant to so execute and deliver such documents shall in no way affect such termination of this Lease and the interest of Tenant in and to the Demised Premises.

    SEC. 1002. REMAINDER SUSCEPTIBLE OF OCCUPANCY. In the event a part of the Demised Premises remains which is susceptible of occupation for the uses set forth herein, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemning authority and the rent payable hereunder shall be adjusted so that Tenant shall be required to pay for the remainder of the term only such fractional portion of such rent as the area of the part of the building located on the Demised Premises remaining after condemnation bears to the area of said Building as of the date of condemnation; but, in such event, either party hereto shall have the option to terminate this Lease as of the date when title to the part so taken vests in the condemning authority by written notice to the other party within Thirty (30) days after the date on which the title so vests.

    In the event either party hereto does not so terminate this Lease, this Lease shall remain in full force and effect and Landlord shall promptly commence and diligently prosecute to completion the restoration of the Building so that it shall again constitute a complete architectural unit but Tenant shall be required to pay only that fractional portion of the rent as is provided for hereinabove in this SEC. 1002.

    SEC. 1003. REMAINDER NOT SUSCEPTIBLE OF OCCUPANCY. Subject to the further provisions of SEC. 1004 hereof, and in the event all of the Demised Premises, or such part thereof be taken or condemned so that there does not remain a portion susceptible for occupancy for the uses set forth herein, this Lease shall terminate upon the date the title to the part taken vests in the condemning authority and Tenant's obligation to pay rent or to discharge any other obligation hereunder, other than the payment of money then due and damages arising out of any breach of the covenants, conditions or terms hereof by Tenant, shall cease.

    SEC. 1004. LANDLORD'S RIGHT TO RESTORE. Anything herein to the contrary, notwithstanding, in the event the Demised Premises are not susceptible for occupancy for the uses set forth herein and in the further event Landlord notifies Tenant, within Ten (10) days from the date the title of any part so taken vested in the condemning authority, of Landlord's intention to restore the Demised Premises to a condition susceptible of occupancy for the uses set forth herein; and in the further event such restoration is diligently prosecuted to completion and labor disputes, material shortages, force majeure and other causes beyond Landlord's control shall not be considered indiligence, this Lease shall remain in MI force and effect; provided, however, that a rental adjustment shall be made proportionate to any reduction in the area of the Building located on the Demised Premises. Absent such timely notice, the provisions of SEC. 1003 shall control.






                                  ARTICLE 11

DEFAULT, BANKRUPTCY:

    SEC. 1101. DEFAULT, BANKRUPTCY. It is mutually agreed and understood by and between the parties hereto that in the event during the term of this Lease, regardless of the pendency of any bankruptcy, insolvency, receivership or reorganization proceedings, in law, equity or before any administrative tribunal, or any other governmental entity which has prevented or which might prevent compliance by Tenant with the terms or provisions of this Lease:

           (1) Tenant shall default in the payment of any installment of rent or other payment required to be made by Tenant pursuant to the provisions of this lease and such default shall continue for Ten (10) days; or

           (2) Tenant shall default in the provisions of any of the agreements, conditions, covenants or obligations hereunder to be kept, fulfilled, observed or performed by Tenant and such default shall not be cured within Thirty (30) days after notice of such default from Landlord to Tenant;

                 Anything hereinabove to the contrary notwithstanding. as to any such default except the payment of any rent or other monies reserved herein, in the event Tenant shall, within said Thirty (30) day period, commence the cure of such default and diligently pursue to completion any such cure as soon as reasonably practicable, Landlord may not declare the term ended and this Lease terminated and canceled; or

           (3) if any voluntary petition or similar pleading under any bankruptcy act or any federal or state law seeking reorganization or arrangement with creditors or adjustment of debts is filed by or against Tenant, or if any such petition or pleadings is involuntary and Tenant is not discharged thereof within Thirty (30) days after the date of its filing; or

           (4) if Tenant admits its inability to pay its debts or if a receiver, trustee or other appointee of a court, administrative tribunal or other public authority is appointed for all or a substantial part of Tenant's property and if such appointment is not vacated within Thirty
    (30) days after being made; or

           (5) if the leasehold interest of Tenant is levied upon or attached by process of law, and such levy or attachment is not released of record within Thirty (30) days; or

           (6) if Tenant makes an assignment for the benefit of creditors, or if any proceedings are filed by or against Tenant to declare Tenant insolvent or unable to meet its debts and such proceedings are not discharged within Thirty (30) days after the date of their filing; or

           (7) if a receiver or similar type of appointment or court appointee or nominee of any name or character is made for all or a substantial part of Tenant's property and if such receiver is not discharged within Thirty (30) days after appointment;

then, in any such event, Landlord shall have the right, at any time thereafter, with or without notice to avail itself to any or all of the following remedies, (a) to lock the doors of the Demised Premises and exclude Tenant therefrom; (b) to retain or re-enter and take complete possession of the Demised Premises pursuant to Landlord's statutory lien;
(c) to remove all persons and all of Tenants property therefrom; (d) to terminate this Lease forthwith; (e) to sue for the rent due and to become due under this Lease; (f) to sue for any damages sustained by Landlord and/or (g) to keep this Lease in full force and effect reletting the Demised Premises on such terms and conditions as Landlord may deem appropriate without prejudicing Landlord's rights to recover past and future rents or other obligations of Tenant hereunder.

    Anything herein to the contrary, notwithstanding any payment of rent or any other payment to be made by Tenant to Landlord, pursuant to the provisions of this Lease, shall bear interest at the rate of Fifteen Percent (15%) per annum from the date payment was due.

    In the event the right, title and interest of Tenant in and to the Demised Premises and this Lease is terminated, whether by lapse of time or otherwise, Tenant shall execute and deliver to Landlord, promptly on demand, all documents reasonably requested by Landlord to evidence such termination: including, without limitations a recordable release and cancellation of this Lease and a quit claim deed. The failure of Tenant to so execute and deliver such documents shall in no way affect the termination of this Lease and the interest of Tenant in and to the Demised Premises.

    SEC. 1102. NO WAIVER. No waiver by Landlord of any default by Tenant of any of the obligations, agreements, conditions or covenants on the part of Tenant to be fulfilled, kept, observed or performed hereunder shall be a waiver of any subsequent default or of any other obligation, agreement, condition or covenant, nor shall any forbearance by Landlord to seek a remedy for any default by Tenant be a waiver by Landlord of any of the rights and remedies available to Landlord hereunder or by law granted or permitted. with respect to such or any subsequent default.


                                  ARTICLE 12

TRANSFER, ASSIGNMENT, SUBLEASE:

    SEC. 1201. TRANSFER, ASSIGNMENT, SUBLEASE. Tenant may not assign, transfer, mortgage or pledge this Lease or the interest of Tenant herein or hereunder or sublet Demised Premises or any portion thereof, without, in each case, the prior written consent of Landlord, which. shall not be unreasonably withheld. Any purported assignment, mortgage, transfer, pledge or sublease without the prior written consent of Landlord shall be absolutely null and void and of no legal force or effect.

    Notwithstanding anything contained herein to the contrary, Tenant shall have the right to assign this Lease or sublet all or any portion of the Demised Premises without the consent of Landlord if such assignment or sublease is to an entity which controls, is controlled by, or is under common control with Tenant, or which is the result of a merger or consolidation with Tenant, or which acquires all or substantially all of Tenant's assets. For purposes of this paragraph, in order for an entity to control another, it must have voting control of and own at least fifty-one percent (5 11/6) of every class of stock and/or other equity interest of the other entity, in the case the other entity is a corporation; it must be the owner of at least seventy-five percent (751/6) of the partnership interests in the assets, liabilities, income, loss and distributions of the other entity, in the case that the other entity is a partnership; it must be the sole beneficiary of the other entity, in the case that the other entity is a trust.

    SEC. 1202. INCREASED RENT TO LANDLORD. As a condition precedent to the approval of any sublease, assignment or any other type of transfer by Tenant to any third party of all or a portion of its interest in and to the Demised Premises pursuant to the provisions of this Lease, Tenant agrees that it will pay to Landlord, contemporaneously with the rental payments due hereunder, Fifty Percent (50%) of any increased economic benefit received by Tenant, including, without limitation, rent in excess of the rent reserved herein and in the event less than all of the Demised Premises are so subleased, assigned or transferred in any way, Tenant shall pay to Landlord Fifty Percent (50%) of any increase in the square foot rate of rent paid to Tenant by any third party. Tenant shall also increase any security deposit required hereunder to the amount of a full month's rent.

    The rent that Tenant pays to Landlord for the purpose of this SEC. 1202 shall be calculated by dividing the monthly rent reserved herein by the square foot area of the building located on the Demised Premises as stated hereinabove.

    SEC. 1203. MAINTENANCE, REPAIR, AND RESTORATION UPON ASSIGNMENT OR SUBLETTING. As a condition precedent to Landlord's consent to any assignment or subletting of this Lease or all or any part of the Demised Premises Landlord may at it's sole discretion require Tenant to undertake any deferred maintenance and to make all repairs and restorations which are the obligations of Tenant under this Lease prior to the effective date of any such assignment or sublease in the same fashion as could be required at the expiration of this Lease Term.

    SEC. 1204. LANDLORD MAY SELL, MORTGAGE, TRANSFER OR ASSIGN. Landlord shall have the right to sell, mortgage, pledge, hypothecate or in any other manner transfer or assign the interest of Landlord in the Demised Premises and/or in the Lease, subject to all of the covenants and conditions of this Lease. The term "Landlord", as used in this Lease, means only the owner for the time being of the Demised Premises and in the event of any sale, conveyance or other transfer of the Demised Premises, or the interest of Landlord in the Demised Premises, subject to the provisions of Schedule 2 hereof, Landlord shall be and hereby is entirely freed of all covenants and obligations of Landlord hereunder arising after the date of such sale, transfer assignment or conveyance. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee.

    SEC. 1205. SUBORDINATION. This Lease shall be subject and subordinate to the lien of any mortgage or mortgages which at any time may be placed upon the Demised Premises by Landlord, its successors or assigns, and to any replacements, renewals or extensions thereof. Landlord shall use commercially reasonable efforts to obtain the agreement of the holder of such mortgage or mortgages to recognize Tenant's rights hereunder. Tenant agrees, at any time hereafter, on demand, to execute and deliver any instruments, releases or other documents that may be required for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage or mortgages. Tenant hereby appoints Landlord the attorney-in-fact of Tenant, irrevocably, to execute and deliver such instruments, releases or other documents for and on behalf of Tenant, provided, however, Landlord agrees that it shall exercise its power as Tenant's attorney-in-fact as aforesaid only in the event that Tenant unreasonably withholds the delivery of any such instruments, releases or documents for a period of time of 10 days after Landlord's request.

    SEC. 1206. TENANT'S ESTOPPEL LETTER. Tenant agrees at any time and from time to time upon not less than Ten (10) days prior written request by Landlord to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified and stating the modifications), and the dates to which the basic rent and other charges have been paid in advance, if any, and all of the defaults of Landlord hereunder, if any, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser of the fee or mortgagee or assignee of any mortgage upon the fee of the Demised Premises.









                                  ARTICLE 13

MISCELLANEOUS:

    SEC. 1301. NOTICES. Any notice provided for herein shall be given by registered or certified mail addressed, if to Landlord, as follows:

           CMD SOUTHWEST INC.
           3225 S. Hardy Drive, Suite 105A
           Tempe, Arizona 85282

with a copy to:

           CMD SOUTHWEST INC.
           227 W. Monroe Street, Suite 3900
           Chicago, Illinois 60606
           Attention:  General Counsel

and if to Tenant, as follows:

           Nelco Technology, Inc.
           1104 W. Geneva
           Tempe, Arizona 85282

with a copy to:

           Nelco International Corporation
           2401 E. Katella, Suite 370
           Anaheim.  California 92806

           Park Electrochemical Corporation
           5 Dakota Drive
           Lake Success, New York 11042
           Attention:  General Counsel

    SEC. 1302. CHANGE OF ADDRESS. The person and places to which notices or payments are to be mailed may be changed, from time to time, by Landlord or Tenant upon written notice to the other.

    SEC. 1303. MODIFICATION. This Lease may be modified only by written agreement signed by Landlord and Tenant.

    SEC. 1304. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience in reference only and do not constitute a part of this Agreement.

    SEC. 1305. SUCCESSORS AND ASSIGNS. This Lease and the covenants, terms, conditions and provisions hereof, shall be binding upon the respective parties hereto and upon their respective successors, assigns and personal representatives and shall inure to the benefit of said respective parties hereto and their said respective successors, assigns and personal representatives.

    Wherever in this Lease a reference to any of the parties hereto is made, such reference shall be deemed to include, wherever applicable and even though not expressly stated, also a reference to the successors, assigns and personal representatives of such party, as the case may be, the same as if in every case expressly stated.

    The phrase "successors and assigns" is used in this Lease in its broadest possible meaning and includes, in addition to administrators, trustees and conservators; every person, firm, corporation or other entity succeeding to the interest in or to this Lease, or any part thereof, or in or to any real estate, or any part or portion thereof, described or referred to herein or any part hereto, or of any of the successors or assigns of any such party, whether such succession results from the act of a party in interest, occurs by operation of law or is the effect of the operation of law together with any act(s) of any such party or parties.

    SEC. 1306. ENTRY TO SHOW PREMISES. Landlord, its agents or assigns may, from time to time, during the term of this Lease, and each and every extension hereof, enter the Demised Premises at reasonable times to show the same to prospective buyers or tenants.

    During the last Six (6) months of the term of this Lease or after the occurrence of any default on the part of Tenant hereunder, Landlord hereby reserves the right to enter the Demised Premises and to place, on the outer walls or roof of any building(s) located thereon and upon any part of the Demised Premises, outside such building(s), "For Sale" and/or "For Rent" signs of a type similar to those used in the area. Tenant agrees not to remove, interfere with, or obstruct the view of any such sign(s).

    SEC. 1307. TIME OF ESSENCE. Time is of the essence of this Lease and in all of the conditions, obligations, agreements, provisions. terms and covenants hereof.

    SEC. 1308. RESOLUTION. Tenant shall, contemporaneously with the execution and delivery of this Lease, also deliver to Landlord a copy of a Resolution of the Board of Directors of Tenant, specifically authorizing those of Tenant's officers whose names are subscribed hereto to enter into this Lease Agreement with Landlord named herein. Such Resolution shall make reference to this Lease, the Demised Premises, lease term and rental reserved, shall be duly certified to by the Secretary of said Board of Directors and shall be appended hereto as Schedule 1.

    SEC. 1309. UNENFORCEABILITY. In the event any covenant, term, provision, obligation, agreement or condition of this Lease is held to be unenforceable at law it is mutually agreed and understood, by and between the parties hereto, that the other covenants, terms, provisions, obligations, agreements and conditions herein contained shall remain in full force and effect.

    SEC. 1310. WAIVER OF TRIAL BY JURY. Each party hereto waives a trial by jury of any or all issues arising in any action, or proceeding between the parties hereto, or their successors arising out of, or in any way connected with this Lease, or any of its provisions Tenant's use, or occupancy of the Demised Premises and/or any claim of injury or damage.

    SEC. 1311. GOVERNING LAW. This Lease and the rights of the parties hereto shall be interpreted and determined in accordance with the laws of Arizona.

    SEC. 1312. ENTIRE AGREEMENT. This Lease contains the Entire Agreement between the parties respecting the matters herein set forth and supersedes all prior agreements between the parties hereto about such matters.

    SEC. 1313. EXCULPATION. Neither of the partners, if Landlord is a partnership, or if Landlord is a trustee of a trust, the beneficiaries of such trust, nor the shareholders (nor any of the partners comprising same) directors or officers of any of the foregoing (collectively, the "Parties") shall be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against the rest of the Parties. The liability of Landlord for Landlord's obligations under this Lease shall not exceed and shall be limited to the value of Landlord's interest in the Site and Tenant shall not look to the property or assets of any of the Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligation.



    SEC. 1314. BROKERS. Landlord and Tenant each respectively represent and warrant to the other that neither has employed the services of any real estate broker or any similar agent for the purposes of processing this Lease. In the event either party hereto has so employed any such broker or agent, the party responsible for such employment shall indemnify, defend and hold the other forever harmless from and against any commissions, fees, brokerage or other compensation and for any claims for any such commissions, fees, brokerage or other compensation arising out of this Lease, and/or such employment.

    SEC. 1315. EXHIBITS AND SCHEDULES. The following Exhibits and Schedules are attached hereto and expressly made a part hereof, to wit:

    Exhibit A          Legal Description of Demised Premises
    Exhibit B          Plans and Specifications
    Schedule I         Tenant's Resolution
    Schedule 2         Security Deposit
    Schedule 3         Work to be Performed by Landlord
    Schedule 4         Options to Extend


    SEC. 1316.  ADDITIONAL TERMS.

    (a) On or before each anniversary of the date of this Lease, Tenant shall deliver to Landlord upon Landlord's request written evidence satisfactory to Landlord that the roof of the Building on the Demised Premises has been serviced @y a roofing contractor licensed @y the State of Arizona and satisfactory to Landlord.

    (b) Tenant shall not store outside the building on the Demised Premises any goods, materials, scraps, boxes, pallets, containers of all types (except an ordinary refuse container needed for periodic refuse disposal) and any other materials, equipment or items whatsoever unless such items are entirely screened from street view and such storage complies with any applicable regulations or laws.

    (c) Tenant agrees to hire, at Tenant's sole cost and expense, a professional landscape maintenance company and cause said company to maintain the landscaping improvements to the Demised Premises weekly, in good condition, for the term of this Lease.

    (d)    Notwithstanding anything contained in this Lease to the contrary:
Each party's obligations hereunder (except for the payment of rent or any other sums to be paid pursuant to the terms of this Lease) shall be excused to the extent that and during such time as such party is prevented from discharging such obligations by acts of God, strikes, material shortages or any other reason beyond such party's control; Tenant will not avail itself of any remedy provided at law or in equity until Landlord fails to cure any default on the part of Landlord within thirty days after its receipt of written notice of such default from Tenant; and Landlord and Tenant agree that in no event shall either party be liable to the other party for any consequential or incidental damages.

    (e) If Tenant is in default under the terms of that certain Lease between CMD Southwest One and Tenant, dated March 14, 1988, for the lease of the premises commonly known as II 17 W. Fairmont in Tempe, Arizona, such default shall constitute a default under the terms and provisions of this Lease, entitling Landlord to exercise any and all remedies available to Landlord as provided herein, at Landlord's sole option.







IN WITNESS WHEREOF, said Landlord and Tenant have caused this instrument to be executed by their respective duly authorized officers, all as of the day and year first above written.


CMD SOUTHWEST INC., Landlord


By:  /s/
Its: President


NELCO TECHNOLOGY, INC, Tenant


By:  /a/Kevin Brumbaugh
Its: Vice President/General Manager


















































                                   EXHIBIT A



LEGAL DESCRIPTION OF DEMISED PREMISES:


Lot 2 and 3 of Broadway Industrial Park Unit 4A as recorded in Book 228 of Maps, Page 38, Maricopa County Records;

EXCEPT the East 162 feet of Lot 2 and Except the West 190 feet of Lot 3.




                                   EXHIBIT B


To be appended.















































                                  Schedule I


Lease between CMD Southwest Inc. and Nelco Technology, Inc. for
1131 West Fairmont, Temps, Arizona

                              TENANT'S RESOLUTION

    RESOLVED, that the Corporation should, and it hereby does, approve that certain Lease by and between am Southwest Inc., an Arizona corporation, as Lessor, and the Corporation, as Losses, for approximately 58,247 square feet of land, together with a building to be constructed thereon containing approximately 18,601 square feet, located on a portion of Lots 2 and 3, Broadway Industrial Park, Unit 4A, as recorded in Book 228 of Maps, page 38, Maricopa County Records, Phoenix, Arizona, commonly known as 1131 West Fairmont, Temps, Arizona 85282 for a period of tan years commencing on substantial completion of the building at an annual net basic rent of not more than $112, 800 for each of the first three years, not more than $126, 000 for each of the fourth, fifth and sixth years, not more than $142,200 for each of the seventh, eighth and ninth years and not more than $160, 500 for the tenth year, plus insurance, maintenance, utilities and real estates taxes, with options to extend such lease for two additional five-year periods at an annual net basic rent equal to the then prevailing market rate during the first three years of the extension term, but not less than $148,200, 115% of such rent during the next two years, the then prevailing market rate during the next three years and 115% of such rent during the final two years and with the prevailing market rate to be determined by agreement of the Corporation and the landlord or by the average of the two appraisals closest in value completed by an appraiser appointed by. the Corporation, an appraiser appointed by the landlord and an appraiser appointed by the other two appraisers;

    FURTHER RESOLVED, that E. Philip Smoot, President of the
    Corporation, or Kevin Brumbaugh, Allen Levine or Lee H. Newton, Vice Presidents of the Corporation, each acting alone hereby is authorized to execute said Lease an behalf of the Corporation; and

    FURTHER RESOLVED, that any officer of the Corporation be, and each of them hereby is, authorized and directed to take such actions and to do such things and to execute and deliver any and all such letters, agreements, instruments and other documents in the name of and on behalf of the Corporation and under its corporate seal attested to by the Secretary where required, as any such officer may deem necessary or desirable in order to carry out the purpose and intent of the foregoing resolutions and all matters relating thereto.

















                                   SCHEDULE 2

                               SECURITY DEPOSIT

    Tenant has deposited the sum of Nine Thousand Five Hundred Dollars ($9,500) with Landlord as security for the full and faithful performance by Tenant of the terms of this Lease. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant's default in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other reentry by Landlord.

    In the event that Tenant shall fully and faithfully comply with the terms, provisions, covenants and conditions of the Lease, the security shall be returned to Tenant promptly after the date fixed as the end of the Lease Term and after delivery of the entire possession of the Demised Premises to Landlord.

    In the event of any sale, conveyance or other transfer of the Demised Premises, or the interest of Landlord in the Demised Premises , Landlord shall use commercially reasonable efforts to transfer the security to the purchaser, and Landlord shall thereupon be released by Tenant from all liability for return of such security and Tenant agrees to look to the new Landlord solely for return of said security.


                                  SCHEDULE 3

                       WORK TO BE PERFORMED BY LANDLORD

    Upon execution of this Lease and the delivery to Landlord of certificates evidencing the insurance coverage required pursuant to Article 5 of this Lease, Landlord shall promptly commence and diligently prosecute to completion improvements as generally described on the drawings and specifications attached to this Lease as Exhibit B. Landlord!s certain improvements to the Premises ("Premises Improvements") shall be substantially in accordance with the Working Drawings and Specifications (as hereinafter defined) and subject and according to the terms and conditions set forth in this Schedule 3.

    1. Premises Working Drawings and Specifications. Tenant shall provide Landlord with Tenant's complete requirements for the Premises Improvements within 25 days of the date hereof, and Landlords obligations contained in this Schedule 3 are conditioned upon Landlord's receipt thereof within said 25 day period. Within 21 days of Landlord's receipt thereof, Landlord shall cause to be prepared and delivered to Tenant working drawings and specifications for the Premises Improvements ("Working Drawings and Specifications") incorporating such requirements. Tenant shall have the right to approve or disapprove the Working Drawings and Specifications by written notice to Landlord within 15 days after receipt thereof, which approval may not be unreasonably withheld. If Tenant fails to deliver a written notice of approval or disapproval within such 15 day period, the Working Drawings and Specifications shall be deemed approved. If Tenant delivers to Landlord within such 15 day period a written notice of disapproval of the Working Drawings and Specifications, then Landlord shall revise the Working Drawings and Specifications to remove the reasons for Tenant's disapproval within 10 days of Landlord's receipt of such disapproval notice. Landlord's preparation of the Working Drawings and Specifications shall not constitute assumption of any liability on the part of Landlord for the accuracy of their conformity with the requirements of any building code or the municipal governmental regulation or ordinance.

    2.     Premises Construction Documents.

           (a) Delivery of Documents. Landlord shall deliver to Tenant within 15 days after the approval or deemed approval of the Working Drawings and Specifications (1) a copy of the written contract with the general contractor covering the construction of the Premises
    Improvements ("Construction Contract"), and (2) a written budget ("Construction Budget").

                 (i) Construction Budget. The Construction Budget: (I) shall set forth the total cost of completion of the Premises Improvements in accordance with the Working Drawings and Specifications, including the cost of the preparation of the Working Drawings and Specifications ("Construction Cost"), and
           (II) shall contain various line items for each category of the work which comprises the Premises Improvements.

           (b) Tenant's Approval of Construction Budget Tenant shall have the right to approve or disapprove the Construction Budget by written notice to Landlord within 15 days after receipt thereof, which approval may not be unreasonably withheld. if Tenant fails to deliver a written notice of approval or disapproval within such 15 day period, the Construction Budget shall be deemed approved. If Tenant delivers to Landlord within such 15 day period a written notice of disapproval of the Construction Budget, then Landlord shall revise the Construction Budget to remove the reasons for Tenant's disapproval within 10 days of Landlord's receipt of such disapproval notice. Notwithstanding anything contained herein to the contrary, in the event that Tenant has not approved or have been deemed to approve the Construction Budget within 95 days of the date hereof, Landlord may terminate this Lease by delivering written notice to Tenant, in which event all obligations of Tenant and Landlord hereunder shall cease and this Lease shall be of no further force or effect, provided, however, that Tenant shall pay to Landlord upon demand the cost of preparing the Working Drawings and Specifications, this obligation to survive the termination of this Lease.

    3.     Premises improvements Allowance.

           (a) Premises Improvements Allowance. The term "Premises Improvements Allowance" means, for the purpose of this Lease, an amount equal to the lesser of (A) the Construction Cost, and (B) the Maximum Premises Improvements Allowance (as hereinafter defined).

           (b) Maximum Premises Improvements Allowance. The term "Maximum Premises Improvements Allowance" means, for the purpose of this Lease, $650,000.00.

    4. Premises Construction Escrow. Landlord shall within 10 days after the approval or deemed approval by Tenant of the Construction Budget pursuant to Section 2(b) hereof, establish an escrow ("Construction Escrow") with itself or a title company satisfactory to Landlord ("Escrow Agent"). Landlord shall deposit in the Construction Escrow as and when required amounts ("Landlord Deposits") which in the aggregate do not exceed the Maximum Premises Improvements Allowance. If the Construction Cost is greater than the Maximum Premises Improvements Allowance, then Tenant shall deposit in the Construction Escrow within 5 days after the establishment of the Construction Escrow an amount ("Tenant Deposit") equal to the difference between (i) the Construction Cost and (ii) the Maximum Premises Improvements Allowance. All amounts of the Construction Cost shall be paid by the Escrow Agent pursuant to the terms of the Construction Contract as the Premises Improvements are completed. Upon demand, Tenant and Landlord shall provide the Escrow Agent with such waivers of lien and other documents as the Escrow Agent reasonably requires. All amounts payable to the Escrow Agent with respect to the creation, maintenance and disbursement of the Construction Escrow shall be the sole responsibility of Tenant.

                                  SCHEDULE 4

                               OPTIONS TO EXTEND


I.  First Option to Extend.

    1. Provided that this Lease is in full force and effect and Tenant is not in default under any terms and conditions of this Lease as of the date of the First Extension Option Notice (as hereinafter defined) and as of the First Extension Term Commencement Date (as hereinafter defined) and subject to the terms of this Schedule 4, Tenant shall have the night ("First Extension Option") to extend the Term for the period ("First Extension
Term") commencing on and including the First Extension Term Commencement
Date and ending at 11:59 P.M. (local time at the Demised Premises) on the First Extension Term Expiration Date (as hereinafter defined). Tenant shall exercise the First Extension Option, if at all, by delivering written notice of such exercise ("First Extension Option Notice") on or before the 270th day prior to the Termination Date. If Tenant fails to deliver the First Extension Option Notice to Landlord on or before the 270th day prior to the Termination Date, Tenant shall be deemed to have forever waived any and all rights to extend the Term pursuant to this Schedule 4.

           (a) The phrase "First Extension Term Commencement Date" means the first day following the Termination Date.

           (b) The phrase "First Extension Term Expiration Date" means the day immediately preceding the fifth anniversary of the First Extension Term Commencement Date.

    2. For the period commencing on the First Extension Term Commencement Date and ending on the day immediately preceding the third anniversary of the First Extension Term Commencement Date, the annual net rent shall be the prevailing Market Rate (as defined below) as of First Extension Term Commencement Date. Notwithstanding anything contained in this Schedule 4 to the contrary, in no event shall the annual net rent for such period be less than $148,200.00

           (a) The Market Rate will be determined as hereinafter set forth without regard to (i) the rate of rent Tenant is then paying for the Demised Premises, and (ii) the value of Tenant's improvements and trade fixtures. In the event Tenant desires to exercise the First Extension Option, Tenant shall submit to Landlord, simultaneously with the delivery of the First Extension Option Notice, a written statement setting forth Tenant's proposed Market Rate, which statement shall include the method used and assumptions made in arriving at such a rate. Landlord shall within twenty (20) days of receipt of the statement accept or reject the same or submit a revised statement of Market Rate which statement shall include the method used and assumptions made in arriving at such a rate. If Landlord accepts Tenant's statement of Market Rate, the Market Rate shall be that contained in Tenant's statement of Market Rate and Tenant shall pay to Landlord, commencing on the First Extension Term Commencement Date and ending on the day immediately preceding the third anniversary of the First Extension Term Commencement Date, annual net rent equal to the product of Market Rate times 18,601 square feet. If Landlord elects to submit a revised statement, Tenant shall within ten (10) days of receipt thereof either accept or reject the same. If Tenant accepts Landlord's revised statement of Market Rate, the Market Rate shall be that contained in Landlord's revised statement of Market Rate and Tenant shall pay to Landlord annual net rent as described above in this paragraph. If, however, Landlord rejects Tenant's statement of Market Rate or Tenant rejects Landlord's revised statement of Market Rate, the rejecting party shall name and appoint an independent M.A.I. appraiser and give written notice thereof to the non-rejecting party within five (5) days of the date of such rejection. The non-rejecting party shall, with five (5) days of the receipt of said notice of rejection, name and appoint another appraiser and give the rejecting party written notice thereof. Thereafter, said appraisers shall select a third appraiser. If said appraisers are unable to agree on the selection of a third appraiser within five (5) days, they shall jointly petition the Superior Court of the County of Maricopa, Arizona, for the appointment of a third appraiser. Thereupon, the said appraisers shall independently determine the Market Rate for leasing the Demised Premises. Their respective written reports of Market Rate shall be submitted to Landlord and Tenant not later than six (6) months prior to the Termination Date. Upon delivery of the aforesaid written reports of value, the Market Rate shall be computed as follows: (i) average the three appraisals and disregard the appraisal which deviates the greatest from the average; and (ii) average the two remaining appraisals. The average of the two remaining appraisals shall constitute the Market Rate and shall be binding upon Landlord and Tenant. Tenant shall pay to Landlord as provided herein annual net rent, commencing on the First Extension Term Commencement Date and ending on the day immediately preceding the third anniversary of the First Extension Term Commencement Date, equal to the product of Market Rate times 18,601 square feet. Landlord and Tenant shall each bear the fees, cost and expense of the appraiser selected by it, and fees, costs and expenses of the appraiser appointed by the parties' appraisers shall be shared equally by Landlord and Tenant. Either party's failure to fully comply in a timely fashion with the provisions regarding determination of Market Rate shall be deemed an abandonment of this method of determining rental, and the Market Rate shall be determined solely by the non-defaulting party's appraiser.


    3. For the period commencing on the third anniversary of the First Extension Term Commencement Date and ending on the First Extension Term Expiration Date, the annual net rent shall be the product obtained by multiplying the amount of annual net rent in effect in the year immediately preceding the third anniversary of the First Extension Term Commencement Date by 1.15.

    4. Except to the extent set forth otherwise herein, all of the terms of the Lease shall apply during the First Extension Term.

II. Second Option to Extend.

    1. Provided that Tenant shall have exercised the First Extension Option and that this Lease is in fall force and effect and Tenant is not in default under any terms and conditions of this Lease as of the date of the Second Extension Option Notice (as hereinafter defined) and as of the Second Extension Term Commencement Date (as hereinafter defined) and subject to the terms of this Schedule 4, Tenant shall have the right ("Second Extension Option") to extend the Term for the period ("Second Extension Term") commencing on and including the Second Extension Term Commencement Date and ending at 11:59 P.M. (local time at the Demised Premises) on the Second Extension Term Expiration Date (as hereinafter defined). Tenant shall exercise the Second Extension Option, if at all, by delivering written notice of such exercise ("Second Extension Option Notice") on or before the 270th day prior to the First Extension Term Expiration Date. If Tenant fails to deliver the Second Extension Option Notice to Landlord on or before the 270th day prior to the First Extension Term Expiration Date, Tenant shall be deemed to have forever waived any and all rights to extend the Term pursuant to this Schedule 4.

           (a) The phrase "Second Extension Term Commencement Date" means the fifteenth anniversary of the Commencement Date.

           (b) The phrase "Second Extension Term Expiration Date" means the day immediately preceding the fifth anniversary of the Second Extension Term Commencement Date.

    2. For the period commencing on the Second Extension Term Commencement Date and ending on the day immediately preceding the third anniversary of the Second Extension Term Commencement Date, the annual net rent shall be the prevailing Market Rate as of Second Extension Term Commencement Date. Notwithstanding anything contained in this Schedule 4 to the contrary, in no event shall the annual net rent during the Second Extension Term be less than that in effect on the last day of the First Extension Term. Market Rate shall be determined in the same manner as provided for the First Extension Term, except that all references to "First Extension Option," "First Extension Tenn Commencement Date" and "First Extension Option Notice" shall mean "Second Extension Option," "Second Extension Term Commencement Date" and "Second Extension Option Notice," respectively.

    3. For the period commencing on the third anniversary of the Second Extension Term Commencement Date and ending on the Second Extension Term Expiration Date, the annual net rent shall be the product obtained by multiplying the amount of annual net rent in effect in the year immediately preceding the third anniversary of the Second Extension Term Commencement Date by 1.15.

    4. Except to the extent set forth otherwise herein, all of the terms of the Lease shall apply during the Second Extension Tenn.

    The options contained in this Schedule 4 are for the sole benefit of Nelco Technology, Inc. or any affiliated entity to whom Nelco Technology, Inc. has assigned its rights under this Lease.


EXHIBIT 10.20
                             EMPLOYMENT AGREEMENT

    AGREEMENT, dated March 18, 1996, by and between E. Phillip Smoot (the "Executive") and Park Electrochemical Corp., a New York corporation (the "Company").

    WHEREAS, the Executive is presently employed by the Company as an Executive Vice President; and

    WHEREAS, the Board of Directors of the Company (the "Board") desires to continue to employ the Executive and the Executive desires to continue to furnish services to the Company on the terms and conditions hereinafter set forth;

    NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth below, the parties hereby agree as follows:

    1. Employment. The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continued employment, on the terms and conditions hereinafter set forth.

    2. Term. The period of employment of the Executive by the Company hereunder (the "Employment Period") shall commence effective March 1, 1996 (the "Effective Date") and shall end on February 28, 1999, unless sooner terminated as provided in Section 7; provided, however, that, if a Change in Control (as defined in Section 7(e)) shall have occurred during the Employment Period, the Employment Period shall continue in effect for at least twenty-four (24) months subsequent to the month in which such Change in Control occurs.

    3. Position and Duties. During the Employment Period, the Executive shall continue to serve as W an Executive Vice President of the Company and
(ii) the President and Chief Executive Officer and a director of Nelco International Corporation, a subsidiary of the Company. In addition, during the Employment Period, the Company will use its best efforts to cause the Executive to be nominated and elected as a member of the Company's Board and, if so elected, the Executive agrees to serve as a director of the Company. The Executive shall report directly to the Company's President. The Executive shall have such responsibilities and authority as may from time to time be assigned to the Executive by the Company's President provided that such responsibilities and authority are consistent with the Executive's positions as stated herein. The Executive agrees to devote substantially all of his working time and efforts to the performance of his duties as set forth herein.

    4. Place of Performance. The Executive's place of employment shall be at the principal executive offices of Nelco International Corporation, except for reasonably required travel on the Company's business.

    5.     Compensation and Related Matters.

           (a) Base Salary. As compensation for.the performance by the Executive of his obligations hereunder, during the Employment Period, the Company shall pay the Executive a base salary at the rate of $325,000 per annum ("Base Salary"). Base Salary may be increased in the discretion of the Company and, if so increased, shall not thereafter during the Employment Period be decreased.

           (b) Bonuses. During the Employment Period, the Executive shall be eligible to receive such annual bonus (the "Annual Bonus") as the Company may determine in its discretion and consistent with past practice, based upon the achievement of performance goals as established by the Company at the beginning of each fiscal year.

           (c) Expenses. The Company shall promptly reimburse the Executive for all reasonable business expenses incurred during the Employment Period and during the Consulting Period (as defined in Section 61 by the Executive in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

           (d) Supplemental Account. Each year during the Employment Period, an amount equal to the excess of W the sum of (x) the amount contributed by the Company to the Park Electrochemical Corp. Employees, Profit-Sharing Plan, as amended (the "Plan"), for such year plus (y) any amounts forfeited by other participants in the Plan during such year, which sum, but for the limitations imposed by section 415 of the Internal Revenue Code of 1986, as amended (the "Code"), and by Section 4.14 of the Plan, would have been allocated to the Executive's account under the Plan, over
(ii) the amount of contributions and forfeitures actually credited to the Executive's account for such year, shall be credited by the Company to the separate account previously established and currently maintained by the Company for the Executive (the "Account"). In addition, interest shall be credited annually to the Account at the same rate as net income, gains or profits are earned on the Plan assets. Payments to the Executive from the Account shall be made as and when distributions are made to the Executive from the Plan and in the same proportion of the Account which the Plan distribution bears to the Executive's account balance under the Plan. The parties recognize and agree that the payments to be made by the Company to the Executive from the Account are unsecured obligations of the Company, that the Executive is only a general creditor of the Company in that respect and that the amounts in the Account are assets of the Company which are available to satisfy the claims of the Company's creditors generally.

           (e) Other Benefits. During the Employment Period, the Executive shall be entitled to participate in all of the employee benefit plans and arrangements currently maintained by the Company, in accordance with the terms of such plans and arrangements, and shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

           (f) Automobile. The Company shall continue to furnish to the Executive an automobile in accordance with past practice.

    6. Consultancy. Upon expiration of the Employment Period and provided that the Executive has continued in the Company's employ throughout the Employment Period pursuant to this Agreement, then if the Company and the Executive so agree, the Executive shall serve as a consultant to the Company for a period of up to five years (the "Consulting Period"). During the Consulting Period, the Executive shall make himself available to advise and consult with officers and other employees of the Company so that the Company may continue to have the benefit of his experience and knowledge of the affairs of the Company and of his reputation and contacts in the industries in which the Company is engaged in business. The Executive shall be free, during the Consulting Period, to devote the balance of his time and attention to such other business enterprises or activities as he may see fit, subject to the restrictive covenant set forth in Section 11. During the Consulting Period, the Executive's compensation shall be at the rate of $75,000 per annum and he shall be entitled to the same medical and other welfare benefits as are in effect on the date of his retirement. The Consulting Period may terminate at any time upon 60 days' prior written notice by either the Company or the Executive and shall terminate upon the Executive's death.

    7. Termination. The Executive's employment hereunder may be terminated during the Employment Period without any breach of this Agreement only under the circumstances set forth in the following subsections (a),
(b), (c) and (d):
           (a) Death. The Executive's employment hereunder shall terminate upon his death.

           (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8(a) hereof) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder for "Disability."

           (c) Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder upon the occurrence of any of the following events:

           (i) the conviction of the Executive for the commission of a felony; or

           (ii) the willful and continuing failure by the Executive to substantially perform his duties hereunder (other than such failure resulting from the Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by the Executive for Good Reason) that has not been fully cured within ten (10) days following the date on which demand for substantial performance is delivered by the Company in writing, specifically identifying the manner in which the Company believes the Executive has not substantially performed his duties; or

           (iii) the willful misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 11) that is demonstrably and materially injurious to the Company or its subsidiaries, whether monetarily or otherwise.

On and after the occurrence of a Change in Control, the Executive's employment may not be terminated for Cause unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail. For purposes of this Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

           (d) Good Reason. On and after the occurrence of a Change in Control, the Executive may terminate his employment during the Employment Period hereunder for Good Reason. "Good Reason" shall mean the occurrence (on or after a Change in Control), without the written consent of the Executive, of an event constituting a material breach of this Agreement by the Company that has not been fully cured within ten (10) days after written notice thereof has been given by the Executive to the Company, provided that, without limiting the generality of the foregoing, any one of the following events shall constitute Good Reason:

           (i) the assignment to the Executive of any duties inconsistent with the Executive's status as an executive officer of the Company or a substantial adverse alteration in the nature of the Executive's responsibilities from those in effect immediately prior to the Change in Control;


           (ii) a reduction by the Company in the Executive's Base Salary as in effect immediately prior to the Change in Control;

           (iii) the relocation of the Executive's principal place of employment to a location more than twenty-five (25) miles from the place of such employment immediately prior to the Change in Control;

           (iv) the failure by the Company to pay to the Executive any portion of the Executive's current compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within fifteen (15) days of the date such compensation is due;

           (v) the failure by the Company to provide the Executive with compensation plans which, in the aggregate, provide the Executive with substantially comparable compensation opportunities to those compensation opportunities for which the Executive was eligible immediately prior to the Change in Control;

           (vi) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of the Change in Control, or the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is entitled in accordance with the Company's normal vacation policy in effect at the time of the Change in Control;

           (vii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 8(a) or that does not comply with Section 7(c), if applicable (and for purposes of this Agreement, no such purported termination shall be effective); or


           (viii) the failure of a successor to the Company to expressly assume and agree to perform this Agreement pursuant to Section 13(a).

The Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

    (e) Definition of Change in Control. For purposes of this Agreement, a "Change in Control', of the Company shall mean the occurrence of any one of the following events:

           (i) any Person (as defined below) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) , directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates other than in connection with the acquisition by the Company or its affiliates of a business) representing 35% or more of the combined voting power of the Company's then outstanding securities; or

           (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

           (iii) there is consummated a merger or consolidation of the Company or a direct or indirect subsidiary thereof with any other corporation other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least a majority of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries other than in connection with the acquisition by the Company or its subsidiaries of a business) representing 35-. or more of the combined voting power of the Company's then outstanding securities; or

           (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least a majority of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes of this Section 7(e), "Person" shall have the meaning given in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include W the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or Uv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

    8.     Termination Procedure.

           (a) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive on and after a Change in Control (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

           (b) Date of Termination. "Date of Termination" shall mean, as applicable, the date of death or the date specified in the Notice of Termination, which, following a Change in Control, shall not be prior to the date on which a Notice of Termination is given; provided, however, that, following a Change in Control, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined.

           (c) Compensation During Dispute. If a purported termination occurs on or after a Change in Control, and such termination is disputed in accordance with subsection (b) of this Section 8, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation and employee benefit plans in which the Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination.
Amounts paid under this Section 8 (c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

    9.     Compensation upon Termination or During Disability.

           (a) Disability; Death. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period") I the Executive shall con-tinue to receive his full Base Salary at the rate in effect at the beginning of such period, reduced by any compensation payable to the Executive under the Company's disability plan, if any, as in effect during such period, until his employment is terminated for Disability pursuant to Section 7(b)
 . For the two-year period following the Executive's termination for Disability pursuant to Section 7(b), the Executive shall receive fifty percent (50%) of his Base Salary, reduced by any compensation payable to the Executive under the Company's disability plan, if any, as in effect during such period. Subsequent to the two-year period following the termination of the Executive's employment pursuant to Section 7 (b), or in the event the Executive's employment is terminated by reason of his death, the Company shall have no further obligations to the Executive under this Agreement and the Executive's benefits shall be determined under the Company's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.


           (b) By Company without Cause or by the Executive for Good Reason. If the Executive's employment is terminated by the Company other than for Cause or Disability or by the Executive for Good Reason, then --

           (i) in addition to any amounts due the Executive pursuant to Sections 5(a) or 5(b), the Company shall continue to pay to the Executive (or his legal representatives or estate) his Base Salary as in effect on the Date of Termination for the remainder of the Employment Period or, if greater, for one year; provided, however, that if such termination occurs on or after a Change in Control, then the Company shall pay to the Executive a lump sum amount, in cash, equal to three
    (3) times the sum of Base Salary (at the rate in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination) and the Annual Bonus awarded in respect of the fiscal year immediately prior to the fiscal year in which occurs the Change in Control or the Date of Termination, whichever resulting bonus is greater; and

           (ii) the Company shall maintain in full force and effect, for the continued benefit of the Executive and his dependents for the remainder of the Employment Period or, if greater, for one year, all employee welfare benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs; provided, however, that if such termination occurs on or after a Change in Control, then such benefit plans and programs shall be continued for a period of three (3) years. In the event that the Executive's par-ticipation in any such plan or program is barred, the Company shall arrange to provide the Executive and his dependents with benefits substantially similar to those which the Executive and his dependents would otherwise have been entitled to receive under such plans and programs from which their continued participation is barred.

           (c) By Company for Cause or by the Executive Other than for Good Reason. If the Executive's employment shall be terminated by the Company for Cause or by the Executive other than for Good Reason, then the Company shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Company shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this Section 9.

           (d) Upon Expiration of the Agreement. if the Executive's employment is terminated by the Company upon the expiration of the Employment Period, the Company shall W continue to pay to the Executive (or his legal representatives or estate) his Base Salary as then in effect for one year and (ii) continue coverage under the Executive's employee welfare benefit plans and arrangements described in Section 9(b)(iii) for one year; provided, however, the provisions of this Section 9(d) shall not be applicable if the Company and the Executive agree, in accordance with
Section 6, that the Executive shall continue to serve as a consultant to the Company.

           (e) Compensation Plans. Following any termination of the Executive's employment, the Company shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termi-nation under any compensation plan or program of the Company, at the time such payments are due.

           (f) Reduction. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change in Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement (the "Severance Payments") or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the Severance Payments, being hereinafter called "Total Payments") would not be deductible (in whole or part) by the Company, an affiliate or Person making such payment or providing such benefit as a result of section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of section 28OG of the Code in such other plan, arrangement or agreement), the cash Severance Payments shall first be reduced (if necessary, to zero), and all other Severance Payments shall thereafter be reduced (if necessary, to zero); provided, however, that the Executive may elect (at any time prior to the delivery of a Notice of Termination hereunder) to have the noncash Severance Payments reduced (or eliminated) prior to any reduction of the cash Severance Payments.

    For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have effectively waived in writing shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (the "Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), does not constitute a "parachute payment" within the meaning of section 28OG(b)(2) of the Code, including by reason of section 28OG(b)(4)(A) of the Code, (iii) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses W or (ii)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 28OG(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of section 28OG of the Code, in the opinion of the Tax Counsel, and (iv) the value of any noncash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 28OG(d)(3) and (4) of the Code.

           (g)   Time of Payments.  The lump sum payments provided for in
Section 9(b) shall be made not later than the fifth day following the Date of Termination; Provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay the Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code).

    10. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for the Executive by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for the Executive hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise except as is hereinafter specifically provided in this Section 10. To the extent that the Executive, during the relevant period described in Section 9(b)(ii), shall receive from a subsequent employer benefits similar to those to be provided under Section 9(b)(ii), the benefits to be provided under the provisions of said Section shall be correspondingly reduced.

    11.    Confidential Information; Noncompetition Requirement.

           (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets, confidential information, and knowledge or data relating to the Company and its subsidiaries and their businesses, which shall have been obtained by the Executive at any time during the Executive's employment by the Company (whether during the Employment Period or otherwise) and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11(a).

           (b) Noncompetition Requirement. During any period that the Executive is performing services hereunder as an employee or a consultant or in respect of which the Executive is entitled to payment pursuant to Section 9(b)(i) and for an additional period of two (2) years thereafter (the "Additional Period"), the Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, with or without pay, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, manager, investor, lender, advisor, owner, associate or in any other individual or representative capacity, (i) solicit, entice, encourage or otherwise attempt to procure business from any customers (determined as of the Date of Termination) of the Company or a subsidiary thereof for a business that is competitive in any manner whatsoever (a "Competitive Business") with any business in which the Company is then engaged, (ii) solicit, entice or encourage any employee (determined as of the Date of Termination) of the Company or a subsidiary thereof to leave the employ of the Company or any of its subsidiaries, or (iii) engage or participate in any Competitive Business; provided, however, that clause (iii) of this Section 11(b) shall not apply during the Additional Period; and further provided, however, that this Section 11(b) shall have no further force or effect upon the termination of the Executive's employment on or after a Change in Control. If any provision of Section 11(a) or of this Section 11(b) should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such provision shall be modified so that the scope of the provision is reduced only to the minimum extent necessary to render the modified provision valid.

           (c) Injunctive Relief. In the event of a breach or threatened breach of subsections (a) or (b) of this Section 11, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate and insufficient.

    12.    Legal Fees.  The Company shall reimburse the Executive         for
any legal fees and expenses incurred by the Executive following a Change in Control in contesting or disputing any termination of the Executive's employment or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder) other than for any such expenses, costs, liabilities or legal fees incurred as a result of the Executive's bad faith or gross negligence. Such payments shall be made at the time specified in Section 9(g), or within five (5) days after the Executive's request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 12.

    13.    Successors; Binding Agreement.

           (a) Company's Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if the Company had terminated his employment on or after a Change in Control without Cause, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termina-tion. In the event of failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession, the Executive shall have no rights or remedies other than as specifically set forth in the preceding sentence. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

           (b) Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.


    14. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

    If to the Executive:

    E. Phillip Smoot
    218 Apolena Avenue
    Balboa Island, California 92662

    If to the Company:

    Park Electrochemical Corp.
    5 Dakota Drive
    Lake Success, New York 11042

    Attention: President

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and an appropriate officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles. Any action or proceeding relating to this Agreement or any matters arising out of or in connection with this Agreement, and any action for enforcement of any judgment in respect thereof, shall be brought exclusively in the courts of the State of New York or of the United States of America for the Eastern District of New York, and the Company and the Executive each hereby accepts the exclusive jurisdiction of the aforesaid courts and the appellate courts thereof. The Company and the Executive each irrevocably consents to service of process out of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof registered or certified mail, postage prepaid, to the Company or the Executive at their respective addresses referred to in
Section 14. All references herein to "Sections" pertain to Sections of this Agreement unless otherwise specified. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 9 and of the Executive under Section 11 shall survive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Company.

    16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.


    17. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein.

    IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.



                              PARK ELECTROCHEMICAL CORP.


                              /s/ Jerry Shore
                              Name:  Jerry Shore
                              Title: Chairman


                              /s/ E. Phillip Smoot
                              E. Phillip Smoot